                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

                         CITIZENS FIRST FINANCIAL CORP.
                         ANNOUNCES FIRST QUARTER RESULTS
                             AND DIVIDEND TO BE PAID

Bloomington, Illinois, April 25, 2003 - Citizens First Financial Corp. (the "Company")(Nasdaq - CFSB), the parent company of Citizens Savings Bank (the "Bank"), announced that the Board of Directors has declared a dividend of $0.10 per share to stockholders of record on May 12, 2003, payable on May 27, 2003.

In addition, the Company announced net income for the three months ended March 31, 2003 of $742,000, compared to net income of $705,000 for the three months ended March 31, 2002. The Company had basic and diluted earnings per share of $0.51 and $0.46, respectively for the three months ended March 31, 2003 compared to basic and diluted earnings per share of $0.48 and $0.45, respectively for the three months ended March 31, 2002.

C. William Landefeld, President and Chief Executive Officer of the Company stated "Income from some non-traditional sources contributed to our good earnings report for the first quarter. Our joint venture investment and loan sale gains certainly helped our bottom line."

Interest income decreased to $4,981,000 for the three months ended March 31, 2003 from $5,752,000 for the three months ended March 31, 2002. The decrease was primarily attributable to a decrease in the average yield on loans and investments of 69 basis points and 97 basis points, respectively and a decrease in the average balance of loans of $11.2 million, offset by an increase of $19.5 million in investments and interest-earning deposits. Interest expense decreased to $2,395,000 for the three months ending March 31, 2003 from $3,000,000 for the three months ended March 31, 2002. The decrease was attributable to a decrease in the average cost of deposits and borrowings of 96 basis points and

56 basis points, respectively, despite an increase in the average balance of $6.7 million in deposits.

The provision for loan losses decreased to $85,000 for the three months ended March 31, 2003 from $98,000 for the three months ended March 31, 2002.

Noninterest income increased from $494,000 for the three months ended March 31, 2002 to $824,000 for the three months ended March 31, 2003 an increase of $330,000. The increase was primarily due to a $194,000 increase in net gains in lot sales from a joint venture and a $170,000 increase in the net gains on the sale of loans.

Noninterest expense increased from $1,996,000 for the three months ended March 31, 2002 to $2,113,000 for the three months ended March 31, 2003.

The Bank currently has five offices in central Illinois.

                         CITIZENS FIRST FINANCIAL CORP.
                         SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
                                   (UNAUDITED)




                              03/31/03   12/31/02   03/31/02
Balance Sheet Data

Total assets                  $352,622   $357,056   $354,735
Cash and cash equivalents     $ 34,314   $ 33,583   $ 33,457
Investment securities         $ 19,999   $ 20,712   $ 16,392
FHLB stock                    $  4,827   $  4,697   $  4,526
Loans held for sale           $  3,055   $  6,098   $  4,831
Loans                         $277,805   $282,592   $284,217
Allowance for loan losses     $  2,441   $  3,753   $  2,354
Deposits                      $245,546   $249,163   $246,327
Borrowings                    $ 70,750   $ 72,825   $ 73,550
Equity capital                $ 31,872   $ 31,894   $ 31,063

Book value per common share   $  21.88   $  21.91   $  20.89


                              QUARTER ENDED
                            03/31/03  03/31/02
                            --------  --------
Summary of Operations

Interest income              $4,981    $5,752
Interest expense              2,395     3,000
                             ------    ------

Net interest income           2,586     2,752

Provision for loan losses        85        98
Noninterest income              824       494
Noninterest expense           2,113     1,996
                             ------    ------

Income before income tax      1,212     1,152
Income tax expense              470       447
                             ------    ------


Net income                   $  742    $  705
                             ======    ======

Earnings per share:
         Basic               $ 0.51    $ 0.48
         Diluted             $ 0.46    $ 0.45

Ratios Based on Net Income
Return on average
     stockholders' equity      9.25%     9.13%
Return on average assets       0.83%     0.84%
Net interest yield on
    average earning assets     3.10%     3.39%
